[Letterhead of Branden T. Burningham, Esq.]


February 9, 2004


Omni Medical Holdings, Inc.
1107 Mt. Rushmore Road, Suite 2
Rapid City, South Dakota 57701

Re: Opinion concerning the legality of the securities to be issued pursuant to a Registration Statement on Form S-8 to be filed by Omni Medical Holdings, Inc., a
          Utah corporation

Board of Directors:

          As counsel for Omni Medical Holdings, Inc., a Utah corporation
(the "Company"), and in connection with the issuance of 293,104 shares of the Company's $0.001 par value common stock (the "Securities") to six individual consultants (the "Consultants") pursuant to a Consulting Agreement, a copy of which is incorporated herein by reference (the "Plan"), I have been asked to render an opinion as to the legality of these Securities, which are to be covered by a Registration Statement to be filed by the Company on Form S-8 of the Securities and Exchange Commission (the "Commission"), and as to which this opinion is to be filed as an exhibit.

          As you are aware, no services to be performed and billed to you which are in any way related to a "capital raising" transaction may be paid by the issuance of Securities pursuant to the Plan; none can be for services that promote or maintain a market for the Securities; and none can be for services related to a "reverse" reorganization or merger.

          You are also aware that I presently own no shares of the Company's common stock; that I have also represented Jenson Services, Duane S.
Jenson, Travis T. Jenson and Jeffrey D. Jenson who are some of the recipients of these Securities; and that I share a legal practice of law with my father, Leonard W. Burningham, Esq., who will be a recipient of 25,000 of these shares of common stock of the Registrant being registered hereby.

          In connection with rendering this opinion, which is set forth below, I have reviewed and examined originals or copies of the following documents, to-wit:

          1.   Articles of Incorporation and all amendments thereto;

          2. 10-KSB Annual Report for the year ended December 31, 2002, filed with the Commission on or about March 26, 2003;

          3. 10-QSB Quarterly Reports for the past twelve months or for such shorter period for which the Company was required to file such reports;

          4.   A copy of the Plan;

          5. The Unanimous Consent of the Board of Directors adopting the Plan, designating the name of the Plan and the name, address and telephone number of the Plan's Agent; and

          6. Correspondence with the Consultants regarding the types of services rendered and discussions with them relating to Securities Act Release No. 33-7646, dated February 26, 1999; and their responses.

          I have also examined various other documents, books, records, instruments and certificates of public officials, directors, executive officers and agents of the Company, and have made such investigations as I have deemed reasonable, necessary or prudent under the circumstances. Also, in rendering this opinion, I have reviewed various statutes and judicial precedence as I have deemed relevant or necessary.

          Further, as counsel for the Company, I have discussed the items relied upon in rendering this opinion and the documents I have examined with one or more directors and executive officers of the Company, and in all instances, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity with the original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. I have further assumed that the recipients of these Securities under the Plan will have paid the consideration required under the terms of the Plan prior to the issuance of the Securities, and that none of the services performed by the recipients shall be related to "capital raising" transactions or will be services that promote or maintain a market in the Company's Securities or services related to a "reverse" reorganization or merger.

          I have also provided the individual participants in the Plan with a copy of the Plan and have provided them with the website of the Commission for viewing the reports referred to in paragraphs 2 and 3 above.

          Based upon the foregoing and in reliance thereon, it is my opinion that, subject to the limitations set forth herein and in the Plan, the Securities to be issued pursuant to the Plan will, upon their issuance and delivery to the recipient thereof, after receipt of full payment therefor, be deemed duly and validly authorized, legally issued and fully paid and non-assessable under the Utah Business Corporation Act.

          This opinion is expressly limited in scope to the Securities described herein and which are to be expressly covered by the above referenced Registration Statement and does not cover any subsequent issuances of any securities to be made in the future pursuant to any other plans, if any, pertaining to services performed in the future. Any such transactions are required to be included in a new Registration Statement or a post-effective amendment to the above referenced Registration Statement, which will be required to include a revised or a new opinion concerning the legality of the additional securities to be issued.

          Further, this opinion is limited to the corporate laws of the State of Utah and the securities laws, rules and regulations of the United States of America, and I express no opinion with respect to the laws of any other jurisdiction.

          I consent to the filing of this opinion with the Commission as an exhibit to the above referenced Registration Statement; however, this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without my prior written consent.

          This opinion is based upon my knowledge of the law and facts as of the date hereof, and I assume no duty to communicate with you with respect to any matter which may hereafter come to my attention.


                              Yours very sincerely,

                              /s/ Branden T. Burningham

BTB/sg